Exhibit 99.1

Consent of Lincoln International LLC

We hereby consent (i) to the inclusion in the Registration Statement on Form S-4 (the “Registration Statement”) of Cenveo, Inc., relating to the proposed merger of Nashua Corporation with a wholly owned subsidiary of Cenveo, Inc., of our opinion letter dated May 6, 2009 to the Board of Directors of Nashua Corporation appearing as Annex C to the joint proxy statement/prospectus which is a part of the Registration Statement and (ii) to the references in the Registration Statement to such opinion letter and our firm name under the headings “SUMMARY – Opinion of Nashua’s Financial Advisor,” “THE MERGER – Background of the Merger,” “THE MERGER – Nashua’s Reasons for the Merger; Recommendation of Nashua’s Board of Directors,” “THE MERGER – Nashua Unaudited Financial Projections” and “THE MERGER – Opinion of Nashua’s Financial Advisor”.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

/s/ Lincoln International LLC
Chicago, Illinois
July 10, 2009